FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-189017-12

From:  Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) [mailto:ccitigroup6@bloomberg.net]

Sent:  Monday, November 16, 2015 1:37 PM

Subject:  CGCMT 2015-GC35 -- New Issue Announcement (Public)

CGCMT 2015-GC35 -- New Issue Announcement (Public)

1,015.375mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners:  Citigroup Global Markets Inc. and Goldman, Sachs & Co.

Co-Managers:  Drexel Hamilton, LLC and Deutsche Bank Securities Inc.

Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cum LTV	U/W NOI Debt Yld
A-1	Aaa(sf)/AAAsf/AAA(sf)	30.787	2.59	30.000%	41.9%	15.6%
A-2	Aaa(sf)/AAAsf/AAA(sf)	111.638	4.90	30.000%	41.9%	15.6%
A-3	Aaa(sf)/AAAsf/AAA(sf)	200.000	9.72	30.000%	41.9%	15.6%
A-4	Aaa(sf)/AAAsf/AAA(sf)	386.647	9.85	30.000%	41.9%	15.6%
A-AB	Aaa(sf)/AAAsf/AAA(sf)	44.547	7.24	30.000%	41.9%	15.6%
A-S	Aa2(sf)/AAAsf/AAA(sf)	64.929	9.92	24.125%	45.4%	14.4%
B	A1(sf)/AA-sf/AA(sf)	59.403	9.92	18.750%	48.6%	13.4%
C	NR/A-sf/A-(sf)	59.403	9.92	13.375%	51.9%	12.6%
D	NR/BBB-sf/BBB-(sf)	58.021	9.92	8.125%	55.0%	11.9%
X-A	Aa1(sf)/AAAsf/AAA(sf)	838.548	N/A	N/A	N/A	N/A
X-B	A1(sf)/AA-sf/AAA(sf)	59.403	N/A	N/A	N/A	N/A
X-D	NR/BBB-sf/BBB-(sf)	58.021	N/A	N/A	N/A	N/A

Collateral Summary
Initial Pool Balance:	$1,105.171mm
Number of Mortgage Loans:	64
Number of Mortgaged Properties:	93
Average Cut-off Date Mortgage Loan Balance:	$17.268mm
Weighted Average Mortgage Interest Rate:	4.5151%
Weighted Average Remaining Term to Maturity (months):	112
Weighted Average Remaining Amortization Term (months):	358
Weighted Average Cut-off Date LTV Ratio:	59.9%
Weighted Average Maturity Date LTV Ratio:	53.2%
Weighted Average Underwritten Debt Service Coverage Ratio:	1.95x
Weighted Average Debt Yield on Underwritten NOI:	10.9%
% of Mortgage Loans with Subordinate Debt:	11.9%
% of Mortgaged Properties with Single Tenants:	6.1%

Property Type:	27.9% Retail, 24.2% Office, 23.5% Hospitality, 9.1% Multifamily, 5.0% Self Storage, 4.6% Mixed Use, 3.4% Industrial, 2.3% Manufactured Housing

Top 5 States:	24.2% NJ, 14.5% TX, 13.2% NY, 7.7% CA, 7.7% IL

Anticipated Timing
Global Investor Call:	Mon, November 16th
Anticipated Pricing:	Late week of November 16th
Anticipated Closing:	Tue, December 8th

Investor Call Details
Date:	Mon, November 16th
Time:	2:00 PM ET
US Toll Free:	719-457-6873
Passcode:	2181482

Roadshow Schedule:	Tuesday, November 17th

Hartford, CT - Breakfast Meeting

-Max Downtown (Private Dining Room)

-185 Asylum Street, Hartford, CT

-8:30 AM ET

Minneapolis, MN - Breakfast Meeting

-The Grand Hotel Minneapolis (Harriet & Cedar Lakes Room)

-615 Second Avenue South, Minneapolis, MN

-10:00 AM CT

Boston, MA – Lunch Meeting

-Boston Harbor Hotel (South Atlantic Room)

-70 Rowes Wharf, Boston, MA

-12:30 PM ET

<Annex A>

<Term Sheet>

The information in this free writing prospectus is preliminary and may be supplemented or changed prior to the time of sale.

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-189017) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Goldman, Sachs & Co., any other underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

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